Exhibit 99.1

NEWS RELEASE

For Immediate Release
July 26, 2013

For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company Elects J. Thomas Jones to Board of Directors

Charleston, West Virginia – City Holding Company, “the Company” (NASDAQ:CHCO), has elected J. Thomas Jones, age 63, to its Board of Directors, increasing the number of directors of the Company from 12 to 13.  Jones, President and Chief Executive Officer of West Virginia United Health System, which is the largest healthcare system in West Virginia, was unanimously recommended by the Board’s Governance and Nominating Committee, based upon his qualifications and business experience.

“Tom represents a wonderful addition to the City Holding Board of Directors,” said Charles Hageboeck, President and Chief Executive Officer of City Holding.  “His varied business experience combined with his knowledge of our markets and his strong record of civic involvement, make him a highly qualified addition to our board.”

Jones holds a bachelor’s degree in business administration from West Virginia University and a master’s degree in hospital administration from the University of Minnesota.  He currently serves as the chairman of the West Virginia Chamber of Commerce, a member of the West Virginia Hospital Association Board of Trustees and a fellow of the American College of Healthcare Executives.  In addition, Mr. Jones serves on the Boards of Directors of Arch Coal, Inc. and Premier, Inc, a for profit company owned by 200 non-profit hospitals/health systems.  Mr. Jones was honored in 2012 by becoming a member of the West Virginia University Business Hall of Fame and was named one of the 10 Most Influential business Leaders in West Virginia by WV Executive Magazine in 2010.

The Board of Directors will recommend Mr. Jones as a Class I director (whose terms shall expire at the annual meeting of the shareholders in 2015) for shareholder approval in the election of directors scheduled for April 26, 2014.  City National Bank of West Virginia, a Company affiliate, also elected Jones to its board of directors on Wednesday, July 24, increasing the number of bank directors from 12 to 13.

City Holding Company is a $3.4 billion bank holding Company headquartered in Charleston, WV.  City Holding Company is the parent company of City National Bank of West Virginia.  City National operates 83 branches across West Virginia, Virginia, Kentucky and Ohio.